Exhibit 99.1

NEWS RELEASE

Contact: Sheila Spagnolo Vice President Phone (610) 251-1000 sspagnolo@triumphgroup.com

Triumph Group Announces Agreement to Acquire Vought Aircraft Industries, Inc.

Wayne, PA– March 23, 2010 – Triumph Group, Inc. (NYSE: TGI) today announced the signing of a definitive agreement to purchase Vought Aircraft Industries, Inc. from The Carlyle Group for cash and stock consideration of $1.44 billion including the retirement of Vought debt, creating a company with industry-leading breadth of product and capabilities. The purchase consideration to Vought shareholders includes approximately 7.5 million shares and $525 million of cash. Post-closing, Carlyle will own approximately 31% of the outstanding stock of Triumph and will be subject to certain lock up provisions. The transaction is subject to customary closing conditions including regulatory approvals and approval of Triumph shareholders and is expected to be completed in July, 2010. The acquired business will operate as Triumph Aerostructures -Vought Aircraft Division, LLC. On a full-year run-rate basis, earnings accretion is expected to be in excess of $1.00 per diluted share, reflecting initial estimates of purchase accounting adjustments and excluding synergies resulting from the acquisition and transaction-related expenses.

Pro forma for the acquisition, Triumph will have approximately $3.1 billion of revenue and Pro forma Adjusted EBITDA of approximately $446 million, for the twelve months ended December 31, 2009. Pro forma total debt to Pro forma Adjusted EBITDA as of the twelve months ended December 31, 2009, will be approximately 3.2x. Triumph expects to fund the transaction with a combination of current and new credit facilities and has obtained certain financing commitments that are subject to customary conditions.

Vought, based in Dallas, Texas, is a leading global manufacturer of aerostructures for commercial, military and business jet aircraft with sales of $1.9 billion in 2009. Products include fuselages, wings, empennages, nacelles and helicopter cabins. Vought’s customer base is comprised of the leading global aerospace original equipment manufacturers and over 80% of their revenue is from sole source, long-term contracts. Major platforms include the Boeing 747-8, Boeing 767, Boeing 777, Airbus A330/340, Boeing C-17, Boeing V-22, Northrop Grumman Global Hawk and Gulfstream G450 and G550.

Richard C. Ill, Triumph’s Chairman and Chief Executive Officer said, “This is an important acquisition for Triumph as it will dramatically advance our technical capabilities and significantly enhance our ability to offer aerostructure systems solutions to our customers. The integration of Vought with Triumph will create a leading Tier One Capable supplier with strong positions in commercial and military platforms. The combination of Vought with Triumph will enhance Triumph’s products and system offerings to the benefit of our customers, suppliers, employees and investors.”

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Elmer L. Doty, Vought’s President and Chief Executive Officer, added, “This combination with Triumph is an exciting development for the employees of Vought. The resulting publicly-traded company will possess the scale and resources to confidently address the opportunities and challenges of today’s aerospace market.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

RBC Capital Markets acted as exclusive financial advisor, provided a fairness opinion to the Board of Directors of Triumph and also provided committed acquisition debt facilities for the transaction. Wachtell, Lipton, Rosen & Katz provided legal advice to Triumph.

Triumph will hold a conference call today, Tuesday, March 23, 2010 at 10 a.m. (ET) to discuss the acquisition of Vought. To participate in the call, please dial (866) 882-0470 (Domestic) or (703) 639-1476 (International). A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from March 23rd until March 30th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1444278.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause Triumph’s actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Triumph and Vought, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. For more information, see the risk factors described in Triumph’s current Form 10-K and other SEC filings.

Additional Information

In connection with the proposed merger, Triumph will file a proxy statement with the SEC. Triumph will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Triumph with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Triumph’s website at http://www.triumphgroup.com under the heading "Investor Relations" and then under the heading "Financial Information" and then under the heading "SEC Filings."

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Participants in the Solicitation

Triumph and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders in connection with such matters is filed with the SEC. Information about the directors and executive officers of Triumph is set forth in Triumph’s definitive proxy statement filed with the SEC on June 23, 2009. Additional information regarding the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by Triumph with the SEC using the contact information described above.